AGREEMENT AND PLAN OF REORGANIZATION


                          BY AND AMONG


                ADVANCED ENERGY INDUSTRIES, INC.


                     AE CAL MERGER SUB, INC.


                               AND


                       NOAH HOLDINGS, INC.





                    DATED AS OF APRIL 5, 2000


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                        TABLE OF CONTENTS

                                                             PAGE


ARTICLE 1. DEFINITIONS                                          4

ARTICLE 2. THE MERGER                                           6
     2.1  The Basic Transaction                                6
     2.2  The Closing                                          6
     2.3  Effective Time                                       6
     2.4  Articles of Incorporation and Bylaws                 6
     2.5  Directors and Officers of the Surviving Corporation  6

ARTICLE 3. CONVERSION AND EXCHANGE OF SECURITIES                6
     3.1  Merger Sub Stock                                     6
     3.2  Company Stock; Options.                              6
     3.3  Exchange of Certificates Representing Company Shares.8
     3.4  Escrow Agreement.                                   10
     3.5  Lost Certificates                                   10

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY       11
     4.1  Organization and Standing.                          11
     4.2  Capitalization.                                     11
     4.3  Authorization; Enforceability; No Violation.        12
     4.4  No Consents                                         13
     4.5  Compliance With Laws                                13
     4.6  Financial Statements.                               13
     4.7  Absence of Litigation, Orders, Judgments.           14
     4.8  Absence of Certain Changes                          14
     4.9  Taxes                                               15
     4.10 Contracts                                           15
     4.11 Intellectual Property.                              15
     4.12 Employee Benefit Plans.                             16
     4.13 No Brokers                                          17
     4.14 Opinion of Financial Advisor                        17
     4.15 Parent Stock Ownership                              17
     4.16 Environmental Matters.                              17
     4.17 Insurance                                           18
     4.18 Proprietary Information and Inventions and
          Confidentiality Agreement                           18
     4.19 Accuracy of Documents and Information               18
     4.20 Offices; Capital Equipment                          19

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND
          MERGER SUB                                           19
     5.1  Organization and Standing.                          19

                                i

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     5.2  Capitalization.                                     20
     5.3  Authorization; Enforceability; No Violation.        20
     5.4  No Consents                                         21
     5.5  Parent Reports.                                     21
     5.6  No Brokers                                          22
     5.7  No Reacquisition of Company Shares                  22
     5.8  Investment Company                                  22
     5.9  Certain Tax Matters                                22

ARTICLE 6. COVENANTS                                           23
     6.1  Publicity                                           23
     6.2  Registration Statement.                             23
     6.3  Listing Application                                 24
     6.4  Expenses                                            24
     6.5  Takeover Statute                                    24

ARTICLE 7. CONDITIONS TO CLOSING                               25
     7.1  Conditions to Each Party's Obligation to Effect the
          Merger                                              25
     7.2  Conditions to Obligation of the Company to Effect the
          Merger                                              25
     7.3  Conditions to Obligation of Parent and Merger Sub to
          Effect the Merger                                   26

ARTICLE 8. TERMINATION                                         27
     8.1  Termination by Either Parent or the Company         27
     8.2  Extension; Waiver                                   27

ARTICLE 9. GENERAL PROVISIONS                                  27
     9.1  Survival of Representations, Warranties and Covenants27
     9.2  Notices                                             27
     9.3  Assignment, Binding Effect                          28
     9.4  Entire Agreement                                    29
     9.5  Amendment                                           29
     9.6  Governing Law                                       29
     9.7  Counterparts                                        29
     9.8  Headings                                            29
     9.9  Interpretation                                      29
     9.10 Waivers                                             29
     9.11 Incorporation of Exhibits                           29
     9.12 Severability                                        29
     9.13 Enforcement of Agreement                            30
     9.14 Indemnity                                           30

                               ii

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              AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT"), dated as of April 5, 2000, is made by and among Advanced Energy Industries, Inc., a Delaware corporation ("PARENT"), AE Cal Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Noah Holdings, Inc., a California corporation (the "COMPANY").

                            RECITALS

     A. The Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company would enable the companies to achieve long-term strategic and financial benefits and, accordingly, is in the best interests of their respective stockholders. Each of such Boards of Directors desires to effect the Merger (as defined herein), on the terms and subject to the conditions set forth herein.

     B.     It  is  intended  that  the  Merger  qualify   as   a
reorganization within the meaning of Section 368 of the  Internal
Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes.

     C. It is intended that the Merger be accounted for as a pooling of interests for financial accounting purposes.

     D. Parent has incorporated and organized Merger Sub solely to facilitate the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                           ARTICLE 1.
                           DEFINITIONS

     "AGREEMENT" has the meaning set forth in the preface above.

     "APB  NO. 16" means the Accounting Principles Board  Opinion
Number 16.

     "CALIFORNIA FILING MATERIALS" has the meaning set  forth  in
2.3 below.

     "CALIFORNIA LAW" means the Corporation Code of the State of California, as amended.

     "CERCLA"  means  the  Comprehensive Environmental  Response,
Compensation and Liability Act of 1980, as amended.

     "CERTIFICATE" has the meaning set forth in 3.2(b) below.

     "CLOSING" has the meaning set forth in 2.2(a) below.

     "CLOSING DATE" has the meaning set forth in 2.2 below.

     "CLOSING PRICE" means $59.41.

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     "CODE" has the meaning set forth in the recitals above.

     "COMMISSION" means the Securities and Exchange Commission.

     "COMPANY" has the meaning set forth in the preface above.

     "COMPANY BENEFIT PLANS" means all employee benefit plans as defined in Section 3.3 of ERISA and any other plan, contract, program, policy or benefit arrangements covering employees or former employees of the Company and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company.

     "COMPANY BOARD" means the Board of Directors of the Company.

     "COMPANY CONTRACT" means any material agreement, contract and commitment, whether written or oral, to which the Company is a party or by which it is bound.

     "COMPANY DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Company at or prior to the execution hereof to Parent.

     "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on or change in the business, results of operations or financial condition of the Company and Company Subsidiary, taken as a whole.

     "COMPANY   OPTIONS"   has   the   meaning   set   forth   in
3.2(d)(i) below.

     "COMPANY PREFERRED SHARES" means any issued or outstanding share of preferred stock of the Company.

     "COMPANY REAL PROPERTIES" means all real property ever owned, leased or occupied by the Company, any Company Subsidiary or any Predecessor.

     "COMPANY SHARE" means any share of the common stock of  Noah
Holdings, Inc.

     "COMPANY SHAREHOLDERS" means the holders of Company Shares as of the Closing Date.

     "COMPANY SUBSIDIARY" has the meaning set forth in 4.1(b) below.

     "COPYRIGHTS" means all of Company's copyrights, copyrightable works, semiconductor topography and mask work interests, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

     "EFFECTIVE DATE" means the date upon which this Agreement has been executed by each of the parties.

     "EFFECTIVE TIME" has the meaning set forth in 2.3 below.

     "ENFORCEABILITY EXCEPTIONS" has the meaning set forth in 4.3(d) below.

     "ENVIRONMENTAL REQUIREMENTS" means any applicable laws, regulations, ordinances or other provisions having the force or effect of law, or any judicial, governmental, or administrative orders, requests, or determinations, or any common law requirements relating to the protection of human health or the environment (both natural and workplace), including without limitation any Environmental Requirements concerning (A) the use, generation, treatment, storage, transportation, handling or disposal of Hazardous Materials, (B) the control of soil, surface or groundwater pollution products, (C) air quality and emission standards, or (D) health, safety and hazard communication matters. Environmental Requirements include, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, SWDA, the Atomic Energy Act, the Federal Food Drug and Cosmetic Act, and equivalent state and local ordinances and statutes and ordinances in countries other than the United States of America.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "ERISA AFFILIATE" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     "ESCROW AGENT" means Commercial Escrow Services, Inc. or any
successor  thereto  appointed  in  accordance  with  the   Escrow
Agreement.

     "ESCROW AGREEMENT" has the meaning set forth in 3.4(a) below.

     "ESCROW AMOUNT" has the meaning set forth in 3.4(a) below.

     "ESCROW FUNDS" has the meaning set forth in 3.4(a) below.

     "ESCROW SHARES" has the meaning set forth in 3.4(a) below.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCHANGE AGENT" has the meaning set forth in 3.3(a) below.

     "EXCHANGE FUND" has the meaning set forth in 3.3(a) below.

     "EXCHANGE RATIO" has the meaning set forth in 3.2(a) below.

     "FINANCIAL  STATEMENTS" has the meaning  set  forth  in  4.6 below.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

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     "HAZARDOUS   MATERIALS"  means  any  toxic,   injurious   or
hazardous materials, substances or wastes, toxic pollutants or contaminants, including petroleum products, crude oil or any by-products or derivatives thereof as any of the foregoing terms are defined in federal, state and local laws applicable to the Company or Parent, as the case may be, but does not include commercially available office cleaning or janitorial supplies.

     "INTERIM FINANCIAL STATEMENTS" has the meaning set forth  in
4.6 below.

     "IRS" means the federal Internal Revenue Service.

     "ISOS" has the meaning set forth in 3.2(d)(iii) below.

     "ISSUED PATENTS" means any and all of Company's issued patents, reissue or reexamination patents, revivals of patents, utility models, certificates of invention, registrations of patents, or extensions thereof, regardless of country or formal name.

     "LETTER OF TRANSMITTAL" has the meaning set forth in 3.3c below.

     "MERGER CERTIFICATES" has the meaning set forth in 3.3(a) below.

     "MERGER SUB" has the meaning set forth in the preface above.

     "MERGER" has the meaning set forth in 2.1 below.

     "NON-DISCLOSURE   AGREEMENT"   means   the    Non-Disclosure
Agreement, dated March 12, 1999 between the Company and Parent.

     "PARENT" has the meaning set forth in the preface above.

     "PARENT  BOARD"  means  the Board of Directors  of  Advanced
Energy Industries, Inc.

     "PARENT DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Parent at or prior to the execution hereof to the Company.

     "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on or change in the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole.

     "PARENT OPTIONS" means all options to acquire Parent  Common
Stock granted by Parent.

     "PARENT PREFERRED STOCK" means the 1,000,000 authorized shares of Parent preferred stock, par value $0.001 per share.

     "PARENT REPORTS" means the reports, forms, registrations, schedules, statements and other documents required to be filed by Parent with the Commission.

     "PARENT SHARE" means any share of the voting common stock of Advanced Energy Industries, Inc.

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     "PATENT  APPLICATIONS" means any of Company's patent rights, including, without limitation, all United States and foreign utility and design patents, and all published or unpublished non-provisional and provisional patent applications, including, without limitation, any and all applications of additions,
divisionals,         continuations,        continuations-in-part,
reexaminations,  substitutions,  extensions,  renewals,   utility
models,   certificates  of  invention  or  reissues  thereof   or
therefor,   invention  disclosures  and  records   of   invention
abandoned patent applications.

     "PATENTS" means Patent Applications and Issued Patents collectively.

     "PERMITS"  means  all valid and current  permits,  licenses,
orders,   authorizations,  registrations,  approvals  and   other
analogous instruments.

     "PERSON" includes both natural persons and entities.

     "POST CLOSING DIVIDENDS" has the meaning set forth in 3.3(f) below.

     "PREDECESSOR" means any Person that owns or has ever owned, leased or occupied the Company Real Properties.

     "QUALIFIED PLAN" means each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code, and either (i) the IRS has issued a favorable determination letter that has not been revoked, or
(ii) an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS as of the Closing Date.

     "REGISTRATION STATEMENT" means a Registration  Statement  on
Form  S-3  under the Securities Act with respect  to  the  Parent
Shares transferred to the Company Shareholders in connection with the Merger.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SHAREHOLDERS' REPRESENTATIVES" has the meaning set forth in 3.4(b) below.

     "SPECIFIED POST-CLOSING DIVIDENDS" has the meaning set forth in 3.3(f) below.

     "SUBSIDIARY" of a party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     "SUBSTITUTED   OPTIONS"  has  the  meaning  set   forth   in
3.2(d)(i) below.

     "SURVIVING  CORPORATION" has the meaning set  forth  in  2.1 below.

     "SWDA" means the Solid Waste Disposal Act, as amended.

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     "TRADEMARKS"  means all of Company's trademarks,  registered trademarks, applications for registration of trademark, service marks, registered service marks, applications for registration of
service   marks,  trade  names,  registered  trade   names,   and
applications for registrations of trade names.

                           ARTICLE 2.
                           THE MERGER

     2.1  THE BASIC TRANSACTION |HiddenPara|

 .   On the terms and subject to the conditions of this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and shall become a wholly-owned subsidiary of
Parent.   The  Merger  shall have the effects  specified  in  the
California Law.

     2.2. THE CLOSING |HiddenPara|

 .   Subject  to  the terms and conditions of this Agreement,  the closing of the Merger (the "Closing") shall take place at the offices of Thelen, Reid & Priest LLP, San Francisco, California at 10:00 a.m., local time, on the date hereof (the "Closing Date").

     2.3  EFFECTIVE TIME |HiddenPara|

 .  On the Closing Date, the parties hereto shall cause the Merger
to   be   consummated  by  filing  (i)  an  Agreement  of  Merger
substantially in the form of Exhibit A and all related officer's certificates meeting the requirements of California Law (the "California Filing Materials") in the office of the Secretary of
State of California, in accordance with the California Law.   The
Merger shall become effective at the time of filing of the California Filing Materials with the Secretary of State of California (the "Effective Time").

     2.4  ARTICLES OF INCORPORATION AND BYLAWS |HiddenPara|

 .   The  Articles of Incorporation and Bylaws of  Merger  Sub  in
effect  immediately  prior to the Effective  Time  shall  be  the
Articles   of   Incorporation  and  Bylaws   of   the   Surviving
Corporation, until duly amended in accordance with applicable law.

      2.5   DIRECTORS  AND OFFICERS OF THE SURVIVING  CORPORATION
|HiddenPara|

 .   The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors are duly appointed or elected in accordance with applicable law.

                           ARTICLE 3.
              CONVERSION AND EXCHANGE OF SECURITIES

     3.1  MERGER SUB STOCK |HiddenPara|

 .   At  the Effective Time, each share of common stock of  Merger
Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     3.2  COMPANY STOCK; OPTIONS.

           (a) CONVERSION OF SHARES. Each Company Share that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.0577
Parent Shares (the "EXCHANGE RATIO").

           (b) CANCELLATION OF COMPANY SHARES. At the Effective Time, as a result of the Merger and without any action on the part of the Company Shareholders, all Company Shares and any other issued and outstanding capital stock of the Company, including any Company Preferred Shares shall cease to be outstanding,  shall  be canceled, retired,  and  shall  cease  to exist, and each Company Shareholder shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive upon the surrender of a certificate (a "CERTIFICATE") representing such Company Shares (i) the number of Parent Shares determined in accordance with this Section 3.2, and
(ii) cash, without interest, payable (A) in lieu of any fractional Parent Shares, in accordance with Section 3.3(b), and
(B)   Specified   Post-Closing  Dividends,  in  accordance   with
Section 3.3(f).

           (c)   TREASURY SHARES AND SHARES HELD BY SUBSIDIARIES.
At the Effective Time, there are no Company Shares held in the Company's treasury or held by a Company Subsidiary.

          (d)  OPTIONS.

                (i) At the Effective Time, as a result of the Merger and without any action on the part of holder thereof, the options to purchase (i) 500,000 Company Shares granted by the Company to Peter Adams and (ii) 200,000 Company Shares granted by the Company to Duane Kogler, in each case prior to the Effective Time (collectively, "COMPANY OPTIONS") shall be assumed by Parent and shall be converted into options to purchase Parent Common Stock (collectively, "Substituted Options"). Any and all other outstanding options and warrants to purchase Company Shares and similar rights, and any and all Company stock option plans, shall be terminated immediately prior to the Effective Time and none of Parent, the Company and the Surviving Corporation shall have any further obligation with respect thereto.

                (ii)  Subject  to subsection  3.2(d)(iii)  below,
(A) the number of Parent Shares underlying a Substituted Option shall be equal to the number of Company Shares underlying the subject  Company  Option  multiplied by the  Exchange  Ratio  and rounded to the nearest whole number, (B) the exercise price per share of a Substituted Option shall be adjusted proportionately such that the aggregate exercise price under the Substituted Options granted to each of the Persons set forth in clause (i) above shall remain substantially unchanged, and (C) each Substituted Option shall be exercisable on the same terms and subject to the same conditions as had been applicable to the related Company Option, except to the extent the number of shares and exercise price per share have been adjusted pursuant to
(A) and (B), respectively, of this subsection 3.2(d)(ii).

                (iii)  It  is  the intention of the parties  that
Company Options that qualified as incentive stock options, within the meaning of Section 422 of the Code ("ISOS"), immediately prior to the Effective Time, be converted, when assumed by Parent, into Substituted Options that qualify as ISOs immediately following the Effective Time, to the extent permitted by
Section 422 of the Code and applicable terms of the Company Option Plans. In furtherance of such intention, the formulae, terms and conditions set forth in subsection 3.2(d)(ii) above may be applied to, or modified for, such Substituted Options as deemed reasonably necessary by Parent, so long as any such application or modification does not reduce the benefit of the Substituted Option to the holder thereof.

                (iv) Within 45 days after the Effective Time, Parent shall use reasonable efforts to file with the Commission a Registration Statement on Form S-3 or Form S-8, as determined by Parent in its sole discretion, relating to the issuance of the Parent Shares underlying the Substituted Options or shall cause such Parent Common Stock to be included in an effective Registration Statement on Form S-8 relating to one or more of Parent's stock option plans (collectively, "Parent Option Plans"). So long as any Substituted Options remain outstanding, Parent shall use its best efforts to maintain the effectiveness of any Registration Statement or Statements relating to the Substituted Options (and to maintain the current status of the prospectus or prospectuses related thereto). At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of the Substituted Options.

     3.3  EXCHANGE OF CERTIFICATES REPRESENTING COMPANY SHARES.

          (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to the Company (the "EXCHANGE AGENT"), for the benefit of the Company Shareholders, for exchange (or to be placed in escrow) in accordance with this Article 3, (i) certificates representing the Parent Shares to be issued in connection with the Merger ("MERGER CERTIFICATES"), and (ii) Parent's good faith estimate of the cash in lieu of fractional shares expected to be payable in connection with the Merger. Such cash and Merger Certificates are referred to herein as the "Exchange Fund."

           (b) No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash will be paid in respect of any fractional share of Parent Common Stock that would otherwise be issuable and the amount of such cash shall be equal to such fractional proportion of the Closing Price. No interest will be paid or accrued on the cash payable to Company Shareholders.

           (c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each Company Shareholder of record (i) a letter of transmittal, in a form and having such provisions as Parent may reasonably specify ("LETTER OF TRANSMITTAL"), which shall advise each such Company Shareholder that delivery of Merger Certificates shall be effected, and risk of loss and title to such Company Shareholder's Company Shares shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent, (ii) instructions for use in effecting the surrender of such Certificates in exchange for Merger Certificates and cash in lieu of fractional shares from the Exchange Fund and (iii) notice of the number of Parent Shares to be placed in escrow pursuant to Section 3.4.

                (d) Upon surrender of a Certificate to the Exchange Agent for cancellation, together with a duly executed and properly completed Letter of Transmittal, (i) the holder of the Company Shares represented by such Certificate shall be entitled to receive in exchange therefor from the Exchange Fund
(A) a Merger Certificate representing that number of whole Parent Shares determined by multiplying the number of Company Shares represented by the Certificate by  the  Exchange  Ratio (and subtracting the  number  of  Parent
Shares of such Company Shareholder to be placed in escrow pursuant to Section 3.4), and (B) a check representing (1) the amount of cash in lieu of fractional Parent Shares, if any, determined pursuant to paragraph (b) of this Section 3.3, and (2) any Specified Post-Closing Dividends, in each case less any applicable tax withholding, and (ii) the Company Shares represented by the surrendered Certificate shall thereupon be canceled. At the Effective Time, the Company shall cause each of the Company Shareholders to deliver to Hultquist Capital LLC, on a pro-rata basis, a number of Parent Shares such that, in the aggregate, Hultquist Capital LLC receives 33,244 Parent Shares as consideration for the services described in Section 4.13.

          (e) In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, a Merger Certificate representing the proper number of Parent Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to such transferee of such Company Shares (subject to Section 3.4), if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents, in form and substance reasonably satisfactory to Parent and the Exchange Agent, required to evidence and effect such transfer of Company Shares and to evidence that any applicable stock transfer taxes have been paid. There shall be no transfers on the transfer records of the Company, at or after the Effective Time, of Company Shares which were outstanding immediately prior to the Effective Time.

           (f) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock ("Post-Closing Dividends") shall be paid with respect to any Company Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of Post-Closing Dividends with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares and not paid, less the amount of any withholding taxes which may be required thereon ("Specified Post-Closing Dividends"), and (ii) at the appropriate payment date, the amount of Post-Closing Dividends with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares, less the amount of any withholding taxes which may be required thereon.

           (g) One year after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) that remains unclaimed by the former Company Shareholders. Thereafter, former Company Shareholders that have not surrendered their Certificates for exchange shall look to the Surviving Corporation for delivery of Merger Certificates, cash in lieu of fractional shares and unpaid Post-Closing Dividends which such former Company Shareholder is entitled to receive in respect of the Company Shares represented by the theretofore unsurrendered Certificates, in each case, without any interest thereon.

                (h)   None  of Parent, the Company, the Surviving
Corporation, the Exchange Agent or any other Person shall be liable to any former Company Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     3.4  ESCROW AGREEMENT.

           (a) ESCROW SHARES. At the Effective Time, the number of Parent Shares equal to ten percent (10%) of: (i) the aggregate Parent Shares issuable in accordance with this Agreement pursuant to Section 3.2(a), minus the Parent Shares to be delivered to Hultquist Capital LLC pursuant to Section 3.3(d) (the "ESCROW SHARES") and (ii) any cash in lieu of fractional shares to be issued to the Company Shareholders pursuant to
Section  3.3(b) (the "Escrow Funds" and, with Escrow Shares,  the
"ESCROW  AMOUNT")  shall be reserved from  that  portion  of  the
Parent Common Stock otherwise issuable to the Company Shareholders. The Escrow Amount shall be withheld pro rata from the Parent Shares and cash in lieu of fractional shares to be received by the Company Shareholders upon conversion of their Shares. Prior to or at the Closing, the parties shall enter into an agreement, substantially in the form attached hereto as Exhibit B (the "ESCROW AGREEMENT"), regarding the terms under which the Escrow Amount shall be held and released.

           (b) APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVES. Pursuant to the Escrow Agreement, the Company Shareholders have appointed or shall appoint Robert Higgins and Peter Adams as the representatives of all of Company Shareholders (the "Shareholders' Representatives"), who shall make decisions required to be made under the Escrow Agreement on behalf of all of the Company Shareholders and enforce all of the Company Shareholders' rights thereunder. Each of the Shareholders' Representatives shall have full power and authority to act for and on behalf of all of the Company Shareholders with respect to all matters set forth in the Escrow Agreement, including without limitation resolution of contested claims and disposition of the Escrow Amount. Any third party, including each of Parent and the Escrow Agent, shall be entitled to rely on any action under the Escrow Agreement by the Shareholders' Representatives as having been made for and on behalf of the Company Shareholders, and any such action shall be binding upon all of the Company
Shareholders.   The Shareholders' Representatives  shall  not  be
liable to the Company Shareholders by reason of any error or judgment or of any act done or step taken or omitted by him in good faith or for any mistake of fact or law, as may be further provided in the Escrow Agreement.

     3.5  LOST CERTIFICATES |HiddenPara|

     . In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares and cash deliverable in respect thereof pursuant to this Agreement.

                           ARTICLE 4.
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company Disclosure Schedule, the Company makes the following representations and warranties to Parent and Merger Sub, as of the date of this Agreement and as of the Effective Time.

     4.1  ORGANIZATION AND STANDING.

           (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a material adverse effect.

           (b) The Company does not have any Subsidiaries other than Noah Precision, Inc., a California corporation, and POU, Inc. a California corporation (each a "COMPANY SUBSIDIARY"). Each Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a material adverse effect.

           (c)   Neither  the Company nor Company Subsidiary  has
(i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act,
(ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors,
(iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

           (d) Neither the Company nor Company Subsidiary is in violation of any provision of its respective articles of incorporation, bylaws or other charter documents. The Company Disclosure Statement sets forth (i) the full name of each Company Subsidiary, its capitalization, and the ownership interest of Company and each other Person (if any) therein, (ii) the jurisdiction in which each Company Subsidiary is organized,
(iii) each jurisdiction in which the Company and each Company Subsidiary is qualified to do business as a foreign Person,
(iv) a brief summary of the business and material operations of each Company Subsidiary, and (v) the names of the current directors and officers of the Company and each Company Subsidiary. Company has made available to Parent accurate and complete copies of the articles of incorporation, bylaws, and any other charter documents, as currently in effect, of the Company and each Company Subsidiary.

     4.2  CAPITALIZATION.

           (a) The authorized capital stock of the Company consists of two classes of shares, Company common stock and Company Preferred Stock. As of the Effective Date, (i) there are 30,000,000 Company Shares authorized, of which 11,891,641 Company Shares are issued and outstanding; (ii) there are 1,500,000 Company Preferred Shares authorized, of which 1,275,000 Company Preferred Shares are issued and outstanding, and (iii) Company Options to acquire 700,000 Company Shares are outstanding. As of the Effective Time, all Company Preferred Shares shall be converted into Company Shares in accordance with the Company's Articles of Incorporation.

           (b) All of the issued and outstanding Company Shares have been duly authorized, validly issued, are fully paid, nonassessable and free of preemptive or similar rights. Other than Company Options, there are no existing and outstanding warrants, rights, options, subscriptions, convertible securities or other agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company or any Company Subsidiary other than the options granted to the Persons described in Section 3.2(d)(i).

          (c) Neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other obligations pursuant to which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

     4.3  AUTHORIZATION; ENFORCEABILITY; NO VIOLATION.

          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          (b) Subject only to the approval of this Agreement and the transactions contemplated hereby by a majority of the Company Shares in accordance with the California Law, all corporate action necessary on the part of the Company for the execution, delivery and performance of this Agreement has been duly taken.

            (c) This Agreement constitutes (assuming this Agreement is a valid and legally binding obligation of Parent and Merger Sub) a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and public policy considerations (the "Enforceability Exceptions").

           (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Articles of Incorporation or the Bylaws of the Company, (ii) to the Company's knowledge, any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to the Company or any Company Subsidiary, or (iii) any agreement, lease, license, permit or other instrument to which the Company is a party or to which any of its assets are subject.

            (e) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

     4.4  NO CONSENTS |HiddenPara|

 .   No  consent,  approval, authorization,  order,  registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the Company's part for the consummation by it of the transactions contemplated by this Agreement, except (i) to the extent set forth herein, notices and filings required in order to comply with the Securities Act, the Exchange Act, and state securities or "blue sky" laws, (ii) the filing of the Tax Certificate, and (iii) the filing of the California Filing Materials with the Secretary of State of California.

     4.5  COMPLIANCE WITH LAWS |HiddenPara|

 .   The Company and each Company Subsidiary (i) have all Permits, and each Permit is in full force and effect, and (ii) have made all filings and registrations and the like, necessary or required by law to conduct their respective businesses as currently
conducted.   Neither the Company nor any Company  Subsidiary  has
received any governmental notice of any violation by such company of any laws, rules, regulation or orders applicable to their
respective  businesses.   Neither the  Company  nor  any  Company
Subsidiary is in default or is not in compliance under any Permits, and (b) to the knowledge of the Company, the business and operations of the Company and each Company Subsidiary are in compliance with all applicable foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity.

     4.6  FINANCIAL STATEMENTS.

           (a) The Company has delivered to Parent: (i) an audited consolidated balance sheet of the Company and each Company Subsidiary as at December 31, 1999 (including the notes thereto), and the related consolidated statements of income, retained earnings and cash flow for the fiscal year ended December 31, 1999 (collectively, the "Financial Statements"), together with the report thereon of Branch, Neal, Daney & Spence LLP, its independent certified accountants, and (ii) an unaudited consolidated balance sheet of the Company and Company Subsidiary as at February 29, 2000, and the related consolidated statements of income, retained earnings and cash flow for the two months then ended (collectively, the "Interim Financial Statements"). Each of the Financial Statements and Interim Financial Statements fairly presents in all material respects the consolidated financial position and the results of operations and cash flows of the Company and each Company Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect) in each case in accordance with GAAP as consistently applied during the periods involved, except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. Neither the Company nor any Company Subsidiary has any liabilities or obligations required to be disclosed in a consolidated balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, the Financial Statements or the Interim Financial Statements or in the notes thereto or (ii) liabilities or obligations incurred since February 29, 2000, in the ordinary course of business, consistent with past practices. The Company's financial reserves are adequate to cover claims already incurred. The provision for taxes for the Company as set forth in the Financial Statements and Interim Financial Statements is adequate and accurate for taxes due and accrued to such date.

          (b) Subject to any reserves set forth in the Financial Statements and Interim Financial Statements, all of the accounts receivable and notes receivable owing to the Company as of the date hereof constitute, and as of the Effective Time will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay, or other rights of set-off against any thereof. There is (i) no account debtor or note debtor delinquent in its payment by more than 60 days,
(ii) no account debtor or note debtor that has refused (or, to the best knowledge of the Company, threatened to refuse) to pay its obligations for any reason, (iii) to the best knowledge of the Company, no account debtor or note debtor that is insolvent or bankrupt, and (iv) no account receivable or note receivable which is pledged to any third party by the Company.

           (c) The accounts receivable shown on the Financial Statements and the Interim Financial Statements consisted only of items that are fully collectible, good and payable within six months after the Closing. The Company Disclosure Schedule lists all accounts receivable, unbilled invoices and other debts due or recorded in the records of the Company. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company will be good, payable and collectible in full in the ordinary course of business within six months after the Closing; no contest with respect to the amount or validity of any amount is pending; and none of such accounts receivable or other debts is or will at the Closing be subject to any counterclaim or set-off. The values at which accounts receivable are carried reflect the historical accounts receivable valuation policy of the Company which is consistent with GAAP applied on a consistent basis.

           (d) All accounts payable and notes payable by the Company to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business, and there is no such account payable or note payable delinquent in its payment.

     4.7  ABSENCE OF LITIGATION, ORDERS, JUDGMENTS.

          (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened which involve transactions of or otherwise relate to the Company, any Company Subsidiary or any of their businesses or properties, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign.

            (b) There are no outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to the Company, any Company Subsidiary or either of their businesses or properties, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign.

     4.8  ABSENCE OF CERTAIN CHANGES |HiddenPara|

     . Since February 29, 2000, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

     4.9  TAXES |HiddenPara|

 .   The Company (i) has timely filed all material federal, state, local, foreign, and other tax returns required to be filed by it for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns and
(iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns.

     4.10 CONTRACTS |HiddenPara|

 .    Each  Company  Contract  is  a  valid  and  legally  binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in
accordance   with  its  terms,  subject  to  the   Enforceability
Exceptions.   The  Company is not, and to the  knowledge  of  the
Company no other party to any Company Contract is, in material default thereof, except to the extent that any material default
would  not  result  in  a Company Material Adverse  Effect.   The
Company has not, and to the knowledge of the Company no other party to any Company Contract has, performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a material default thereunder, except to the extent that any material default would not result in a Company Material Adverse Effect.

     4.11 INTELLECTUAL PROPERTY.

          (a)  "Intellectual Property" means:

               (i)  Issued Patents;

               (ii) Patent Applications;

               (iii) Copyrights;

               (iv) Trademarks;

                (v) any and all technology, ideas, inventions, designs, proprietary information, unpublished research and development information, manufacturing and operating information, know-how, formulae, trade secrets and technical data, computer programs, and all hardware, software and processes; and

                (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

           (b) The Company owns or has the right to use all Intellectual Property used in the operation of its business as presently conducted, without any interference or conflict with or misappropriation or infringement of the Intellectual Property rights of others, other than any interference, conflict, misappropriation or infringement which has not and will not result in (i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business,
(ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has taken all action necessary to maintain and protect its rights in the material

Intellectual Property that it owns or uses. Each item of Intellectual Property owned or used by the Company hereunder will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately subsequent to the Effective Time.

           (c) The Company Disclosure Schedule sets forth all Patents, registered Copyrights, registered Trademarks, joint development agreements, licenses and agreements relating to Intellectual Property owned or used by the Company. No consents or waivers are required with respect to any Patent, registered Copyright, registered Trademark, joint development agreements, licenses or agreements relating to Intellectual Property owned or used by the Company to consummate the transactions contemplated by this Agreement.

           (d) The Company has not, within the past four years, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of others other than any interference, infringement, misappropriation or conflict which has not and will not result in
(i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business, (ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has not received, and has no knowledge of, any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or conflict (including, without limitation, any claim that the Company must license or refrain from using any Intellectual Property rights of any other Person), or that the Company's use of the Intellectual Property constitutes unfair competition.

           (e) To the knowledge of the Company, no fraud or misrepresentation has been made by the Company or any of its officers, directors or employees or the relevant inventors during the prosecution of any of the Patents of the Company, nor has any fraud or misrepresentation been included in any documentation for or other disclosure of the Intellectual Property of the Company.

     4.12 EMPLOYEE BENEFIT PLANS.

           (a) The Company has delivered to Parent complete and correct copies of the plan documents (including trust, investment management or custodial arrangements) relating to each Company Benefit Plan, all other programs and arrangements providing for deferred compensation or health, life or other welfare benefits, the most recent Form 5500s, and the most recent IRS determination letter relating to each "employee benefit plan" as defined under Section3(3) of ERISA.

           (b) No Company Benefit Plan, any fiduciary thereof, nor the Company has engaged in a prohibited transaction within the meaning of Section 4975 of the Code, or Section 406 of ERISA, or has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA except for such liability or penalty that would not result in a Company Material Adverse Effect. Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code, to the extent applicable thereto.

           (c) Neither the Company nor any ERISA Affiliate (during the period of its affiliated status) has any existing liability currently due and payable that has not been satisfied in full under Title IV of ERISA or Section 412 of the Code except for any liability that, if unsatisfied, would not result in a Company Material Adverse Effect. There are no current plans to terminate, whether voluntarily or involuntarily, any materially underfunded pension plan of the Company or any ERISA Affiliate that is subject to Title IV of ERISA.

           (d) To the knowledge of the Company, there are no pending or anticipated claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan.

           (e) All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for.

            (f) The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or is reasonably likely to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company.

           (g) The Company has not entered into any severance agreements or adopted any severance policies applicable to the Company or its employees.

     4.13 NO BROKERS |HiddenPara|

 .   The Company has not entered into any contract, arrangement or understanding with any Person or firm which will or is reasonably likely to result in the obligation of the Company, Parent or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has
retained  Hultquist Capital LLC as its financial advisor.   Other
than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The services of Hultquist Capital LLC are to be paid for by the Company Shareholders as
described  in  Section  3.3(d);  neither  the  Company  nor   the
Surviving Corporation shall have any liability therefor.

     4.14 OPINION OF FINANCIAL ADVISOR |HiddenPara|

 .   The Company has received the opinion of Hultquist Capital LLC substantially  to  the effect that, as of the  date  hereof,  the
Exchange  Ratio  and  the  transactions  contemplated   by   this
Agreements are fair to the Company Shareholders from a financial point of view.

     4.15 PARENT STOCK OWNERSHIP |HiddenPara|

 .   Neither  the  Company  nor any of its Subsidiaries  owns  any
Parent Shares or other securities convertible into Parent Shares.

     4.16 ENVIRONMENTAL MATTERS.

           (a) To the knowledge of the Company after due inquiry and investigation, there has not been any violation of any Environmental Requirements by the Company, any Company Subsidiary or any Predecessor, nor has there been any third party claim or demand based upon any Environmental Requirements against the Company or any Predecessor.

           (b) To the knowledge of the Company after due inquiry and investigation, neither the Company nor any Company Subsidiary has disposed of, stored or used any Hazardous Materials on, nor has it transported any Hazardous Materials from, any of the Company Real Properties owned, leased or occupied by the Company, in violation of applicable Environmental Requirements other than a disposal, storage, use or transport. To the knowledge of the Company after due inquiry and investigation, no Predecessor has disposed of, stored or used any Hazardous Materials on, nor has any such Predecessor transported any Hazardous Materials from, any of the Company Real Properties owned, leased or occupied by such Predecessor, in violation of applicable Environmental Requirements.

           (c) To the knowledge of the Company after due inquiry and investigation, none of the following exists at any of the real property currently owned, leased or occupied by the Company or any Company Subsidiary or existed at any of the Company Real Properties at the time the Company or any Predecessor operated there: (i) underground storage tanks, (ii) asbestos-containing material in any friable or damaged form or condition,
(iii) materials or equipment containing polychlorinated biphenyls
(PCBs), or (iv) landfills or surface impoundments.

           (d) To the knowledge of the Company after due inquiry and investigation, none of the Company Real Properties is or has been contaminated by any Hazardous Materials, in a manner that has given or is reasonably likely to give rise to any material liability on the part of the Company to any Person, including without limitation any governmental authority, for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental Requirements.

     4.17 INSURANCE |HiddenPara|

 .   The  Company maintains insurance with financially  sound  and reputable insurers, in such amounts, and with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Company is located.

        4.18   PROPRIETARY   INFORMATION   AND   INVENTIONS   AND
CONFIDENTIALITY AGREEMENT |HiddenPara|

 .   Each  employee,  consultant, service  provider,  officer  and director of the Company and each Company Subsidiary has executed a proprietary information and inventions and confidentiality
agreement,  copies of which have been provided  to  Parent.   The
Company is not aware that any of such Persons is in violation thereof, and the Company will use its best efforts to prevent any such violation.

     4.19 ACCURACY OF DOCUMENTS AND INFORMATION |HiddenPara|

     . The copies of all instruments, agreements, other documents and written information delivered by the Company to Parent or its counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by the Company in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives to Parent pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading, except that the Company makes no representations or warranties concerning any forward-looking statements (except that such statements were made in good faith based on the reasonable belief of the Person making such statement) or any statements made by third parties other than affiliates, employees, officers, directors, agents and advisors of the Company. There is no presently existing event, fact or condition that would have a Company Material Adverse Effect or that could reasonably be expected to do so, which has not been set forth in this Agreement or the exhibits hereto, in the Company Disclosure Schedule or otherwise disclosed by the Company to Parent in writing.

     4.20 OFFICES; CAPITAL EQUIPMENT |HiddenPara|

 .   The  offices  and capital equipment of the Company  and  each
Company Subsidiary are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such offices or capital equipment is in need of maintenance and repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost.

                           ARTICLE 5.
     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as set forth in the Parent Disclosure Schedule or in the Parent Reports filed with the Commission prior to the date hereof, Parent and Merger Sub make the following representations and warranties to the Company as of the date of this Agreement and as of the Effective Date.

     5.1  ORGANIZATION AND STANDING.

           (a) Parent and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and
(iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Parent Material Adverse Effect.

           (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Merger Sub was organized for purposes of consummating the transactions contemplated by this Agreement. Merger Sub has not engaged in any activity other than as provided in, or contemplated by, this Agreement and, as of the date hereof, has no liabilities of any nature, contingent or otherwise, other than liabilities or obligations that may arise from this Agreement or the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are validly issued, fully paid and nonassessable and are owned by Parent. Merger Sub is a newly formed subsidiary of Parent with no significant business or assets other than the Parent Shares. Prior to the Merger, Parent will be in control of Merger Sub (within the meaning of Section 368(c)(1) of the Code).

           (c) Neither Parent nor any of its Subsidiaries (including without limitation Merger Sub) has (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

     5.2  CAPITALIZATION.

          (a) The authorized capital stock of Parent consists of 40,000,000 Parent Shares and Parent Preferred Stock. As of February 25, 2000, there were 28,440,881 Parent Shares, and no shares of Parent Preferred Stock, issued and outstanding. From such date to the date of this Agreement, no additional shares of capital stock of Parent have been issued, except pursuant to the exercise of Parent Options. As of February 25, 2000, there were 2,981,639 Parent Options to acquire Parent Shares that were outstanding. From such date to the date of this Agreement, no additional Parent Options have been granted.

           (b) All of the issued and outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Other than Parent Options, there are no existing and outstanding warrants, rights, options, subscriptions, convertible securities or other agreements or commitments which obligate Parent to issue, transfer or sell any shares of capital stock of Parent or Merger Sub.

          (c) All of the Parent Shares issuable as consideration in the Merger at the Effective Time, when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

           (d) Neither Parent nor any of its Subsidiaries (including without limitation Merger Sub) has any outstanding bonds, debentures, notes or other obligations pursuant to which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

     5.3  AUTHORIZATION; ENFORCEABILITY; NO VIOLATION.

           (a)   Each of Parent and Merger Sub has full corporate
power  and authority to execute and deliver this Agreement.   and
to perform its respective obligations hereunder.

           (b) All corporate action necessary on the part of Parent and Merger Sub for the execution, delivery and performance of this Agreement has been duly taken. No approval of the stockholders of Parent is required by applicable law or the rules of the Nasdaq National Market in connection with the consummation by Parent or Merger Sub of the transactions contemplated hereby.

            (c) This Agreement constitutes (assuming this Agreement is a valid and binding obligation of the Company), a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

           (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Certificate of Incorporation or the Bylaws of Parent or any of its Subsidiaries (including without limitation Merger Sub), (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to Parent or any of its Subsidiaries (including without limitation Merger
Sub), or (iii) any agreement, lease, license, permit or other instrument to which Parent or any of its Subsidiaries (including without limitation Merger Sub) is a party or to which any of its assets are subject, except where any such breach, violation, default, termination or forfeiture would not have or result in a Parent Material Adverse Effect.

            (e) There is no action, suit, proceeding or investigation pending or threatened against Parent or any of its Subsidiaries that questions the validity of this Agreement or the right of Parent or Merger Sub to enter into this Agreement or to consummate the transactions contemplated hereby.

     5.4  NO CONSENTS |HiddenPara|

 .   No  consent,  approval, authorization,  order,  registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Parent or any of its Subsidiaries for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) to the extent set forth herein, notices and filings required in order to comply with the Securities Act, the Exchange Act and state securities or "blue sky" laws, (ii) the filing of the Tax Certificate, and
(iii) the filing of the California Filing Materials with the Secretary of State of California.

     5.5  PARENT REPORTS.

            (a) Parent has filed all Parent Reports since November 17, 1995. As of their respective dates, the Parent Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Parent Report has been amended, revised or superseded by a Parent Report subsequently filed and publicly available prior to the date of this Agreement, none of the Parent Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of Parent included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the income, stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with

GAAP, except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. Parent and its Subsidiaries do not have any liabilities or obligations required to be disclosed in a consolidated balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto, and included in the Parent Reports,
(ii) liabilities or obligations incurred since September 30, 1999 in the ordinary course of business, consistent with past practices, or (iii) liabilities disclosed in a Parent Report.

      5.6 NO BROKERS |HiddenPara| Neither Parent nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which will or is reasonably likely to result in the obligation of the Company, Parent or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.7 NO REACQUISITION OF COMPANY SHARES |HiddenPara| Parent has no plan or intention following the Merger to reacquire any shares of its capital stock issued in connection with this Agreement. Parent has no plan or intention to cause Company to issue, after the Merger, additional shares of stock (or rights to acquire shares of Company stock) that would result in Parent losing the ability to vote at least 80% of the total number of shares of all classes of stock of the Company.

      5.8   INVESTMENT COMPANY |HiddenPara|  Neither  Parent  nor
Merger Sub is an investment company within the meaning of Section
368(a)(2)(F)(iii) of the Code.

     5.9  CERTAIN TAX MATTERS |HiddenPara|

           (a) Following the Merger, Parent will hold at least 90% of the fair market value of its net assets, at least 70% of the fair market value of its gross assets, at least 90% of the fair market value of Merger Sub's net assets, and at least 70% of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For this purpose, Merger Sub's assets immediately prior to the Merger shall be determined without regard to any Parent Shares distributed in connection with the Merger.

           (b) No shares of Merger Sub have been or will be used as consideration or issued to Company Shareholders in the Merger.

           (c) The total fair market value of all consideration other than Parent Shares received by Company Shareholders in exchange for their Company Shares in the Merger (including, without limitation, cash paid to Company Shareholders, if any, or in lieu of fractional shares of Parent Shares) will be less than 20% of the aggregate fair market value of the Company Shares outstanding immediately prior to the Merger.

           (d) There is no intercorporate indebtedness existing between Parent and Company or between Merger Sub and Company that was issued, acquired or will be settled at a discount, and except as provided in this Agreement, Parent will assume no liabilities of Company or Company Shareholders in connection with the Merger. Merger.

           (e) Parent has no present plan or intention following the Closing to liquidate the Company, merge the Company with or into another corporation, sell or otherwise dispose of the capital stock of the Company (except for transfers of such stock to corporations controlled by Parent within the meaning of Code
Section 368(a)(2)(C)), or cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to corporations controlled by the Company (within the meaning of Code Section 368(a)(2)(C)). Merger.

           (f) Parent intends that, following the Merger, the Company will continue its historic business or use a significant portion of its historic business in a business.

                           ARTICLE 6.
                            COVENANTS

     6.1  PUBLICITY |HiddenPara|

 .   The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and similar self regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     6.2  REGISTRATION STATEMENT.

           (a) Parent and the Company shall cooperate and promptly prepare and Parent shall file with the Commission within 45 days after the Closing Date the Registration Statement.

           (b) Parent shall use reasonable efforts to cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company shall cooperate with Parent, (i) to have the Registration Statement declared effective by the Commission as promptly as practicable, and (ii) to obtain timely any and all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement.

           (c) The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are, made, not misleading.

           (d) The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

           (e) Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information.

           (f) Parent shall maintain the effectiveness of the Registration Statement until all Parent Shares issued in connection with the Merger are sold or may be sold pursuant to Rule 144 promulgated under the Securities Act, so long as Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit (in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Securities Act, or
(ii) reflects facts or events representing a material or fundamental change in the information set forth in the Registration Statement) the incorporation by reference of information required to be included in clauses (i) and (ii) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the Registration Statement.

     6.3  LISTING APPLICATION |HiddenPara|

 .   Parent  shall  promptly  prepare and  submit  to  the  Nasdaq
National Market a listing application covering the Parent Shares issuable in the Merger, and shall use its best efforts to obtain,
prior   to  the  effectiveness  of  the  Registration  Statement,
approval for the listing of such Parent Common Stock, subject to official notice of issuance.

     6.4  EXPENSES |HiddenPara|

 .   Whether  or  not  the Merger is consummated,  all  costs  and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that all costs and fees associated with the filing of the Registration Statement with the Commission shall be paid by Parent. The Company shall cause the Company Shareholders to pay any and all fees and expenses of Hultquist Capital LLC in relation to the Merger.

     6.5  TAKEOVER STATUTE |HiddenPara|

     . If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                           ARTICLE 7.
                      CONDITIONS TO CLOSING

      7.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO  EFFECT  THE
MERGER |HiddenPara|

 .   The  respective obligation of each party to effect the Merger shall  be  subject to the fulfillment at or prior to the  Closing
Date of the following conditions:

           (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the Company Shareholders, the Company Board and the Parent Board.

          (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its best efforts to have any such injunction lifted.

          (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Parent (and its Subsidiaries) and the Company, taken as a whole, following the Effective Time.

           (d) The Surviving Corporation shall have entered into an employment agreement with Peter Adams in form and substance satisfactory to Peter Adams and Parent. Such employment agreement shall provide that Parent shall employ Peter Adams if the Surviving Corporation dissolves or becomes insolvent.

          (e) The Surviving Corporation shall have agreed to pay to each non-salaried employee of the Company a bonus to be employed by the Surviving Corporation after the Closing Date. Each such bonus shall be in an amount equal to the amount paid to such employee for the three (3) month period immediately prior to the Closing Date. Such bonus shall be paid to each employee on the three (3) month anniversary of the Closing Date so long as such employee has not voluntarily terminated his or her employment with the Surviving Corporation prior to such date. The Surviving Corporation's obligation under this clause (e) shall be guaranteed by Parent.

           (f) This Agreement shall have been executed and delivered by Parent and the Company.

      7.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT  THE
MERGER |HiddenPara|

 .   The  obligation of the Company to effect the Merger shall  be subject to the fulfillment at or prior to the Closing Date of the following conditions:

           (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and the Company shall have received a certificate of the respective officers of Parent and Merger Sub, dated the Closing Date, certifying to such effect.

          (b) The Company shall have received a legal opinion of legal counsel to Parent, dated the Closing Date or a date not more than five business days prior to the Closing Date, in form and substance satisfactory to the Company.

      7.3   CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB  TO
EFFECT THE MERGER |HiddenPara|

 .   The obligations of Parent and Merger Sub to effect the Merger shall  be  subject to the fulfillment at or prior to the  Closing
Date of the following conditions:

           (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and Parent shall have received an officer's certificate of the Company, dated the Closing Date, certifying to such effect.

           (b) Parent shall have received a letter of Arthur Andersen LLP, its independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

          (c) Parent shall have received an undertaking, in form and substance satisfactory to Parent, from each Company Shareholder and from Hultquist Capital LLC, that such Person will continue as the beneficial owner of such Parent Company Stock and will not transfer or otherwise dispose of any Parent Common Stock until such time as the period required to account for the Merger as a pooling of interests in accordance with APB No. 16 has ended.

           (d) The Escrow Agreement shall have been executed by or on behalf of each of the Company Shareholders and delivered to Parent.

            (e)    Parent  shall  have  received  the   Financial
Statements  and  Interim Financial Statements together  with  the
Company's   auditors  opinion  and  management  letters   related
thereto.

           (f) Parent shall have received written notice from Hultquist Capital LLC that all of the fees and expenses owing by the Company to Hultquist Capital LLC shall be satisfied in full upon receipt by Hultquist Capital LLC of the Parent Shares as described in Section 3.3(d). Such notice shall confirm that the representations and warranties made by the Company Shareholders in clauses (ii) through (viii) of the Escrow Agreement are also applicable to, and true with respect to, Hultquist Capital LLC, as if Hultquist Capital LLC had itself made such representations and warranties.

           (g) Parent shall have received a legal opinion of legal counsel to the Company, dated the Closing Date or a date not more than five business days prior to the Closing Date, in form and substance satisfactory to Parent.

                           ARTICLE 8.
                           TERMINATION

       8.1    TERMINATION  BY  EITHER  PARENT  OR   THE   COMPANY
|HiddenPara|

 .   This  Agreement  may  be terminated and  the  Merger  may  be abandoned by action of the Company Board or Parent Board if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order,
decree   or   ruling  or  taken  any  other  action   permanently
restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1 shall have used all reasonable efforts to remove such injunction, order or decree.

     8.2  EXTENSION; WAIVER |HiddenPara|

 .   At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                           ARTICLE 9.
                       GENERAL PROVISIONS

      9.1   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
|HiddenPara|

 .    The  representations,  warranties  and  covenants  in   this
Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that
(a) the representatives and warranties contained in Article 4 and
Article 5 shall survive the Merger for a period of one (1) year from the Closing Date, and (b) the covenants contained in
Article 3, Section 6.9, and this Article 9 shall survive the Merger, but not beyond the extent, if any, specified therein.

     9.2  NOTICES |HiddenPara|

     . Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          If to Parent or Merger Sub:

               Advanced Energy Industries, Inc.
               1625 Sharp Point Drive
               Fort Collins, CO 80525
               Attn.: Richard P. Beck
               Facsimile: 970-407-5204

          with copies to:

               Thelen Reid & Priest LLP

               333 West San Carlos Street, 17th Floor
               San Jose, CA 95110-2701
               Attn.: Jay L. Margulies, Esq.
               Facsimile: 408 287-8040

          If to the Company:

               Noah Holdings, Inc.
               6389 San Ignacio Avenue
               San Jose, California 95119
               Attn.: Robert W. Higgins, Chief Executive Officer
               Facsimile:  (408) 281-7797

          with copies to:

               Hopkins & Carley
               The Letitia Building
               70 South First Street
               San Jose, California 95113
               Attn.: Robert V. Hawn, Esq.
               Facsimile: (408) 998-4790

or  to  such other address as any party shall specify by  written notice  so  given, and such notice shall be deemed to  have  been
delivered   as  of  the  date  so  telecommunicated,   personally
delivered or mailed.

     9.3  ASSIGNMENT, BINDING EFFECT |HiddenPara|

     . Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.4  ENTIRE AGREEMENT |HiddenPara|

 . This Agreement, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Non-Disclosure Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and
understandings  among  the  parties  with  respect  thereto.   No
addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     9.5  AMENDMENT |HiddenPara|

 .   This  Agreement may be amended by the parties hereto  at  any time  before  or  after  approval of the Merger  by  the  Company
Shareholders,  but  after  any  such  shareholder  approval,   no
amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.6  GOVERNING LAW |HiddenPara|

 .    This  Agreement  shall  be  governed  by  and  construed  in accordance with the laws of the State of California without regard to its rules of conflict of laws.

     9.7  COUNTERPARTS |HiddenPara|

 .   This  Agreement  may  be executed by the  parties  hereto  in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall
together   constitute   one  and  the  same   instrument.    Each
counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     9.8  HEADINGS |HiddenPara|

 .   Headings  of the Articles and Sections of this Agreement  are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     9.9  INTERPRETATION |HiddenPara|

 .   In  this  Agreement, unless the context  otherwise  requires, words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other business entities and vice versa.

     9.10 WAIVERS |HiddenPara|

 .  Except as provided in this Agreement, no action taken pursuant
to   this   Agreement,   including,   without   limitation,   any
investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.11 INCORPORATION OF EXHIBITS |HiddenPara|

 .    The  Company  Disclosure  Schedule,  the  Parent  Disclosure
Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.12 SEVERABILITY |HiddenPara|

     . Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.13 ENFORCEMENT OF AGREEMENT |HiddenPara|

 .   The  parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise
breached.   It  is accordingly agreed that the parties  shall  be
entitled  to an injunction or injunctions to prevent breaches  of
this  Agreement  and  to  enforce  specifically  the  terms   and
provisions hereof in any California Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.14 INDEMNITY |HiddenPara|

     . At any time after the Effective Time, the exclusive remedy of the Parent Member Group (as defined in the Escrow Agreement) for any breaches or misrepresentations shall be to resort to the Indemnity Fund (as defined in the Escrow Agreement), other than for any damages sustained by the Parent Member Group in the event of fraud.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization and caused the same to be duly delivered on their behalf on the day and year set forth in the Preamble hereto.

COMPANY:                      NOAH HOLDINGS, INC.



                              By:    /s/ ROBERT HIGGINS
                              Name: Robert Higgins
                              Title:    Chief Executive Officer

MERGER SUB:                   AE CAL MERGER SUB, INC.



                              By:    /s/ JOSEPH MONKOWSKI
                              Name: Joseph Monkowski
                              Title:    Vice President

PARENT:                       ADVANCED ENERGY INDUSTRIES, INC.



                              By:    /s/ JOSEPH MONKOWSKI
                              Name: Joseph Monkowski
                              Title:    Senior Vice President